Exhibit 10.5

June 17, 2021

Dear Lisa,

On behalf of Trevi Therapeutics, Inc. (the “Company” or “Trevi”), I am pleased to offer you employment with the Company on the following terms.

Employment.  I am pleased to offer you the position of Chief Financial Officer, beginning on a mutually agreed upon date anticipated to be by the end of July (the “Start Date”), reporting to the Chief Executive Officer of the Company or her designee.  You will be responsible for performing the duties and responsibilities as are customarily associated with the position or as the Company may otherwise assign to you. Your primary place of employment will be in the Company’s offices located in New Haven, Connecticut and you will generally be expected to be in the office in accordance with current office guidelines.  You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Board. In the course of your employment with the Company, you will be subject to, and required to comply with, all Company policies and procedures and all applicable laws and regulations.

Base Salary.  During your employment, the Company will pay you a salary at the bi-weekly rate of $12,692, which is equivalent to $330,000 on an annualized basis, payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings.  Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Annual Incentive Bonus.  Following the end of each fiscal year, you will be eligible to earn an annual incentive bonus of up to 35% of your annualized base salary based on your performance and the Company’s performance, such bonus to be determined by the Company’s Board of Directors in its sole discretion. You must  remain an employee in good standing on the date of payment of such incentive bonus in order to be eligible for such bonus. Your target annual incentive bonus opportunity for the 2021 fiscal year will be pro-rated based on the Start Date.

Benefits.  You may participate in any and all benefit programs that the Company establishes and makes available to its similarly situated executive employees from time to time, subject to the terms and conditions of those programs. The Company’s benefits programs are subject to change at any time in the Company’s sole discretion.

Vacation.  You will be eligible for annual paid vacation of 20 days. Your accrual and use of vacation time will be pursuant and subject to any vacation or time off policy the Company may establish or modify from time to time.  The Company’s vacation policy is subject to change at any time in the Company’s sole discretion.

Equity Grants.  Subject to and upon the approval of the Board of Directors of the Company, the Company shall grant to you a stock option (the “Option”) under the Company’s 2019 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), to purchase 100,000 shares (the “Option Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an exercise price equal to fair market value of the Common Stock, as determined by the Board of Directors of the Company, on the later of the date of the grant of the Option or the Start Date (the “Grant Date”).

Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. The Option shall be subject to, and governed by, the terms, provisions, and restrictions on transfer of the Plan, your stock option agreement, and any other agreement to which you shall become, or are required to become, a party pursuant to the terms of the Plan,  The stock option agreement shall provide for the vesting of 25% of the Option Shares on the first anniversary of the Start Date with the balance vesting in equal monthly installments over the three years thereafter; provided, however that if your employment terminates prior to the first anniversary of the Start Date and you are entitled to the benefits provided in Section 6(b) of the Company’s Executive Separation Benefits and Retention Plan (the “Separation Benefits Plan”) in connection with your termination, then subject to the satisfaction of the Severance Conditions (as defined therein), a pro rata portion of the 25% of the Option Shares that would have vested on the first anniversary of the Start Date shall vest based on the Start Date and the date of termination.

You may be awarded additional equity grants from time to time in accordance with normal business practice and in the sole discretion of the Company’s Board of Directors. The terms of any future equity grant will be consistent with any plan under which they are granted and the terms of the applicable agreement under which the award(s) are granted.

Severance. You will be eligible for separation benefits under the Separations Benefits Plan; provided that if your employment terminates prior to the first anniversary of the Start Date, you shall only be eligible for separation benefits under Section 6(b)(i) or 7(a) of the Separation Benefits Plan (and no other provisions thereunder) and the relevant period for purposes of the calculation of such benefits shall be three months, notwithstanding the terms of the Separation Benefits Plan.

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations.  At or prior to the Start Date, you shall execute and deliver for the benefit of the Company the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement in the forms attached to this letter (the “Restrictive Covenants Agreements”).

At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth in this letter.  This letter supersedes all prior understandings, whether written or oral, with respect to the subject matter of this letter.

Cooperation.  During your employment with the Company and thereafter, you shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters relating to your employment period with the Company and/or its affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, your appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession).  Following your employment term with the Company, the Company shall reimburse you for all reasonable out of pocket travel expenses incurred by you in rendering such services that are approved by the Company.

Representations.  You hereby represent and warrant to the Company that the execution, delivery and performance of this offer letter by you do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound.

Proof of Legal Right to Work.  You agree to provide to the Company, within three (3) days of the Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

Entire Agreement.  This letter, together with the Option agreements and the Restrictive Covenants Agreement, constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between you and the Company which may have related to the subject matter hereof in any way, any of which are hereby terminated and cancelled and of no further force or effect without the payment of any consideration by or to either you or the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Connecticut law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Connecticut in connection with any Dispute or any claim related to any Dispute.

Amendment.  The provisions of this letter may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or course of dealing or failure or delay by you or the Company in enforcing or exercising any of the provisions of this letter shall affect the validity, binding effect or enforceability of the letter or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this letter at the same or any prior or subsequent time.

Lisa, I look forward to working with you and believe you could make a significant impact as part of the Trevi team.  Please indicate your acceptance of this letter of employment by signing a copy of this offer letter and returning it to us by June 25, 2021.  As always, I’m happy to discuss any of the terms or share any of the compensation data behind our offer.

Sincerely,

/s/ Jennifer L. Good

Jennifer L. Good

President & CEO

The foregoing correctly sets forth the terms of my at-will employment with Trevi.  I am not relying on any representations other than those set forth above.

/s/Lisa Delfini6/21/2021

Lisa DelfiniDate